UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2020

Menlo Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38356	45-3757789
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

520 U.S. Highway 22, Suite 204

Bridgewater, New Jersey 08807

(Address of principal executive offices, including Zip Code)

(800) 755-7936

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	MNLO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement.

License Agreement

On April 21, 2020, Foamix Pharmaceuticals Ltd. (“Foamix”), a wholly owned subsidiary of Menlo Therapeutics Inc. (“Menlo” or the “Company”), entered into a License Agreement (the “License Agreement”) with Cutia Therapeutics (HK) Limited, a company organized and existing under the laws of Hong Kong (“Cutia”). Pursuant to the License Agreement, Foamix granted Cutia an exclusive license to obtain regulatory approval of and commercialize the Company’s novel AMZEEQ™ (minocycline) topical foam, 4%, in mainland China, Taiwan, Hong Kong and Macau (each a “Region” and collectively, the “Territory”). In addition, Cutia has been granted an exclusive license to obtain regulatory approval of and commercialize FMX103 and FCD105 (together with AMZEEQ™, the “Licensed Products”) in the Territory if and as approved by the Food and Drug Administration in the United States. Foamix has agreed to supply the finished Licensed Products to Cutia for clinical and commercial use at an agreed price.

Foamix will receive an upfront cash payment of $10.0 million. Foamix will be entitled to receive an additional $1.0 million following the first regulatory approval of any of the Licensed Products by the National Medical Product Administration of the People’s Republic of China. In addition, Foamix will be entitled to receive a royalty on net sales of the Licensed Products in the Territory each quarter. The royalties will be payable on a Licensed Product-by-Licensed Product and Region-by-Region basis and will be paid until the later of (i) ten years from the date of first commercial sale of such Licensed Product in such Region and (ii) the expiration of the last claim of a Foamix patent covering such Licensed Product in such Region.

Foamix may terminate the License Agreement if, among other things, Cutia challenges the validity, enforceability or scope of any Foamix licensed patent in respect of the Licensed Products in a litigation or other court proceeding, subject to certain exceptions. Cutia may terminate the License Agreement at any time upon 90 days’ prior written notice. In addition, Cutia may terminate the License Agreement if a regulatory authority in the Territory has ordered Cutia to stop all sales of Licensed Products in the Territory due to a safety concern, subject to certain exceptions. The License Agreement also contains representations and warranties customary for this type of agreement, including with respect to intellectual property rights.

The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the License Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2020.

Item 7.01. Regulation FD Disclosure.

On April 23, 2020, the Company issued a press release entitled “Menlo Therapeutics and Cutia Therapeutics Enter into Exclusive License Agreement for AMZEEQ™ and Approved Topical Minocycline Products in Greater China.” A copy of the press release is attached hereto as Exhibit 99.1.

The information in this Item 7.01 and Exhibit 99.1 hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall they be deemed incorporated by reference in any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 8.01. Other Events.

As previously disclosed in the Company’s Current Report on Form 8-K filed on March 10, 2020, in connection with the completion of the merger (the “Merger”) between Giants Merger Subsidiary, Ltd., a direct, wholly owned subsidiary of the Company, and Foamix, each warrant to purchase ordinary shares of Foamix was assumed by the Company and converted into a warrant that upon its exercise entitled the holder to receive such number of shares of the Company’s common stock (“Common Stock”) and contingent stock rights (“CSRs”) that the holder of such warrant would have been entitled to receive had such warrant been exercised prior to the effectiveness of the Merger (each such warrant, a “Menlo Warrant”).

On April 8, 2020, pursuant to the terms of the Contingent Stock Rights Agreement (the “CSR Agreement”), dated as of March 9, 2020, by and between the Company and American Stock Transfer & Trust Company, LLC, each CSR converted into 1.2082 shares of Common Stock (the “CSR Conversion”). As contemplated by, and in accordance with the terms of the Menlo Warrant, following the CSR Conversion, each Menlo Warrant was amended and restated (as so amended and restated, the “Amended and Restated Menlo Warrant”) to reflect that such warrant is no longer exercisable for CSRs but instead entitles the holder to receive upon the exercise of such warrant, such number of additional shares of Common Stock that the CSRs which the holder was entitled to receive upon exercise of the Menlo Warrant would have converted had they been issued to such holder prior to the date of the CSR Conversion.

The foregoing description of each Amended and Restated Menlo Warrant does not purport to be a complete description and is qualified in its entirety by reference to the full text of each Amended and Restated Menlo Warrant, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is being furnished herewith.

99.1	Press release, dated April 23, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MENLO THERAPEUTICS INC.

Date: April 23, 2020	By:	/s/ Mutya Harsch
Mutya Harsch
Chief Legal Officer and General Counsel